EXHIBIT 22.1


                                  SUBSIDIARIES


     The following list sets forth the name of each subsidiary of the Company. The Company owns 100 percent of the outstanding stock of each of the companies listed.

                                                                Place of
            Company                                           Incorporation
            -------                                           -------------

Elmer's Pancake & Steak House, Inc.                              Oregon

Annko, Inc.                                                      Oregon